Mail Stop 3561

 							August 22, 2005

Ms. Laura Beth Butler
Chief Financial Officer
First Citizens Bancshares, Inc.
P.O. Box 370
First Citizens Place
Dyersburg, TN 38025-0370

	Re:	First Citizens Bancshares, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 17, 2005
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		File No. 0-11709

Dear Ms. Butler:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								George Ohsiek
      Branch Chief